Exhibit 99.1

For more information:	Pat Hammond, media, (713) 497-7723
Dennis Barber, investors, (713) 497-3042

For immediate release:	February 22, 2007

RELIANT ENERGY ANNOUNCES LEADERSHIP SUCCESSION PLAN

Mark Jacobs to Succeed Joel Staff as Chief Executive Officer;

Brian Landrum to Be Named Chief Operating Officer

Joel Staff to Remain as Non-Executive Chairman

HOUSTON — The board of directors of Reliant Energy, Inc. (NYSE: RRI) today announced a leadership succession plan reflecting the company’s successful repositioning and focus on value creation.  Chairman and Chief Executive Officer Joel Staff, 63, has announced his intention to retire from his position as chief executive officer, effective as of the company’s 2007 annual meeting, and will remain on the board of directors as non-executive chairman.  Mark Jacobs, 44, currently executive vice president and chief financial officer of Reliant, will become president and chief executive officer and a member of the board of directors at that time.  Brian Landrum, 45, currently executive vice president, operations, will be named chief operating officer.

“Joel has done a fantastic job of transforming the company and building a culture focused on integrity,” said Reliant Lead Director Bill Barnett.  “We are confident in Mark Jacobs’ ability to lead the company as its new CEO.  Mark is keenly attuned to the interests of Reliant’s shareholders and is committed to a program of disciplined growth with a focus on maximizing shareholder returns.  Having played a major role in key initiatives that have positioned Reliant to be successful and leading the development of our new strategic direction, Mark is the ideal candidate to be Reliant’s next CEO, and the board has full confidence in our management team.”

“I am excited to have this opportunity to continue working closely with Brian, the rest of the outstanding Reliant leadership team and the entire organization to take Reliant to the next level,” said Jacobs.  “As I step into my new role, I look forward to providing more detail on our new strategy at our upcoming investor meeting in March.”

“On behalf of Reliant and its directors, I would like to sincerely thank Joel for all he has done for the company,” said Barnett.  “Due to the hard work of Joel and his team, the company is well-positioned to achieve future success.  Joel was instrumental in building a corporate culture focused on integrity and designed to maintain a highly motivated and customer-focused workforce, as well as strengthening our corporate governance.  We are very pleased that, as non-executive chairman, Joel will continue to provide Reliant with his valuable strategic insights and leadership.”

“I’ve had a great experience during my tenure as Reliant’s CEO and am proud of the successful repositioning we executed under the board’s expert direction,” said Staff.  “I would especially like to thank the company’s dedicated men and women, who are responsible for Reliant’s success and with whom I have greatly enjoyed working.  Having worked closely with Mark over the last several years, I am confident he has the experience, dedication and understanding of our industry to work with our leadership team and help realize Reliant’s full potential.”

Jacobs has served as Reliant’s chief financial officer since 2002.  Prior to joining Reliant, Jacobs was a managing director with Goldman, Sachs and Co. and had a long-standing advisory relationship with Reliant, serving in both the Mergers and Acquisitions and Energy and Power groups.

Landrum joined Reliant in 1999.  He has held several senior general management positions across the company’s retail and wholesale businesses.

Staff has served as chairman and chief executive officer of Reliant Energy, Inc. since April 2003.  He has been a member of the Reliant Energy board of directors since October 2002.

Reliant has engaged an executive search firm to assist in filling the chief financial officer position and will be considering both internal and external candidates.  Jacobs will continue to serve in this capacity until the company’s 2007 annual meeting.

Reliant Energy, Inc., based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States.  In Texas, the company provides service to approximately 1.9 million retail electricity customers, including residential, small business and commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.  The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal.  For more information, visit http://www.reliant.com/corporate.

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